Exhibit 10.9

                          SPONSORED RESEARCH AGREEMENT


THIS AGREEMENT, by and between Texas Tech University Health Sciences Center (hereinafter referred to as HSC) and HemoBioTech, having a principal place of business at 15889 Preston Road, Suite 2006, Dallas, Texas 75248 (hereinafter referred to as "Sponsor").

RECITALS:

1. The research program contemplated by this Agreement is of mutual interest and benefit to HSC and Sponsor, will further multiple missions of HSC (Education, Research, and Public Service) in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for Sponsor, HSC, and society by the advancement of science through discovery;

2. Sponsor has expressed a desire to engage HSC to create or enhance technologies that will assist in Sponsor's understanding of science or development and commercialization of new products and/or processes;

3. HSC's research capabilities reflect a substantial public investment which HSC, as part of its mission, wishes to utilize in a cooperative and collaborative research effort with Sponsor in order to meet the above-stated interests;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth the below, the parties hereto agree to the following:

Article 1--Definitions

As used herein, the following terms shall have the following meanings:

1.1 "Project" shall mean the research described in the Memorandum of Understanding attached hereto, under the direction of Dr. Jan Simoni (hereinafter referred to as "Principal Investigator"). However, should Dr. Simoni become unavailable for any reason, HSC will appoint another individual acceptable to both parties as Principle Investigator.

1.2 "Intellectual Property" shall mean certain inventions and/or discoveries conceived and/or reduced to practice in performance of this Project and resulting patents, divisions, continuations, or substitutions of such applications and all reissues thereof, upon which a HSC employee or agent is named inventor.

1.3 "Proprietary Information" shall mean any written information and data marked proprietary or non-written information and data disclosed which is iden-tified at the time of disclosure as proprietary and is reduced to writing and transmitted to the other party within sixty (60) days of such non-written disclosure.

Article 2--Period of Performance

Period of Performance shall be from September 1, 2002 to August 31, 2006 (hereinafter referred to as "Period of Performance"). This Period of Performance can be extended by mutual agreement in writing for up to two years after the end of the second year of this agreement and prior to the current termination date.

Article 2--Research Work

HSC shall commence the performance of the Project on the first day of Period of Performance and shall use reasonable best efforts to perform Project substantially in accordance with the term and conditions of this Agreement.

Article 4--Reports

The Principal Investigator shall furnish Sponsor with reports regarding Project on a monthly basis.

Article 5--Fiscal Considerations

5.1 This is a cost reimbursable agreement. Compensation is governed by the attached Memorandum of Understanding, incorporated herein by reference.

5.2 At the end of this agreement HSC shall retain title to equipment purchased with funds provided by Sponsor under this Agreement, except for the bioreactor and associated filtration system which shall remain the property of Sponsor and can be removed to Sponsor's production facility at the end of this Agreement. HSC shall not retain title to any equipment in case of early termination of this Agreement by HSC.

5.3 In the event of early termination of this Agreement by Sponsor pursuant to
Article 10 hereof, Sponsor shall pay all related and reasonable costs and non-cancelable obligations incurred by HSC as of the date of termination.

Article 6--Publicity

Except as required by law, neither party to this Agreement will use the name of the other party, nor of any member of the other party's employees, in any public-ity, advertising, or news release without the prior written approval of an authorized representative of that party.

Article 7--Publication

7.1 It is the purpose of this clause, in conjunction with Article 8--Confidentiality, to balance Sponsor's need to protect commercially feasible technologies, products, or processes with HSC's public responsibility to freely disseminate scientific findings for the advancement of knowledge. HSC recognizes that the public dissemination of information based upon Research performed under this Agreement cannot contain Proprietary Information nor should it jeopardize Sponsor's ability to commercialize Intellectual Property developed hereunder. Further, HSC acknowledges that commercially sensitive information related to the design or composition of specified products or processes is not of general interest, while its confidentiality may be critical to the commercialization of said products or processes. Similarly, Sponsor recognizes that the scientific results of Project must be publishable and, subject to the confidentiality provisions of the Agreement, may be presented in forums such as symposia or international, national or regional professional meetings, or published in vehicles such as books, journals, websites, theses, or dissertations.

7.2 HSC agrees not to publish or otherwise disclose Proprietary Information without the written prior consent of the Sponsor. Sponsor agrees that HSC, subject to review by Sponsor, shall have the right to publish results of Project that are not proprietary to the design or composition of specified projects or processes derived from Project. Sponsor shall be furnished copies of any proposed publication or presentation at least 30 days before submission of such proposed publication or presentation. During that time, Sponsor shall have the right to review the material for Proprietary Information provided by Sponsor to assess the patentability of any invention described in the material. If Sponsor decides that a patent application should be filed, the publication or presentation shall be delayed an additional ninety (90) days or until a patent application is filed, whichever is sooner. At Sponsor's request, Proprietary Information provided by Sponsor shall be deleted.

7.3 As this project is designed to result in Phase I and Phase II Clinical Trials, both HSC and Sponsor shall work to assure that any publication does not jeopardize that status of such clinical trials.

Article--Confidentiality

8.1 Prior to disclosure of Proprietary Information to HSC by Sponsor, Sponsor shall notify Principal Investigator of its intent to disclose Proprietary Informa-tion; and Principal Investigator shall have the right to decline receipt of said information. Said Proprietary Information shall be sent only to Principal Investigator.

8.2 Each party to this Agreement agrees to treat Proprietary Information received from the other with the same degree of care with which it treats its own Proprietary Information, and further agrees not to disclose such Proprietary Information to a third party without prior written consent from the party disclosing Proprietary Information.

8.3 The foregoing obligations of non-disclosure do not apply to Proprietary Information which:

       (a) was known to the recipient prior to the disclosure hereunder;

       (b) was received from a third party not under an obligation of confidence to recipient;

       (c) is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient;

       (d) has been independently developed by an employee of recipient that has not had access directly or indirectly to Proprietary Information, and recipient can substantiate any claim of independent development by written evidence; or

       (e) is required to be disclosed by law.

8.4 Unless otherwise agreed to in writing, neither party hereto shall have any obligation of confidentiality under this Agreement after the earliest of either the fifth anniversary of the conclusion of Period of Performance or termination in accordance with Article 10.

Article 9--Intellectual Property

9.1 The purpose of this clause is to balance Sponsor's ability to reasonably exploit, with due competitive advantage, the commercial viability of technologies, products, or processes with HSC's responsibility to seek the broadest public benefit from the results of HSC research. HSC recognizes that one of the prime reasons Sponsor has entered this Agreement is an effort to secure a benefit, through the creation or enhancement of technologies. At the same time, Sponsor recognizes that HSC has an obligation to utilize the knowledge and technology generated by HSC research in a manner that maximizes societal benefit and eco-nomic development and that provides for the education of graduate and undergraduate students.

9.2 HSC will promptly disclose to Sponsor in writing any Intellectual Property made during the Project performed hereunder. Such disclosure shall be sufficiently detailed for Sponsor to assess the commercial viability of the technology and shall be provided and maintained by Sponsor in confidence pursuant to the terms of Article 8. Sponsor shall have up to ninety (90) days from the receipt of the disclosure to inform HSC whether it elects to have HSC file a patent application thereon pursuant to the procedures set forth below. (But see 7.2)

9.3 All right and title to Intellectual Property shall belong to HSC where all the inventors are HSC employees and shall be jointly owned by Sponsor and HSC where inventors are from both organizations. Texas Tech University System, through its Office of Technology Transfer and Intellectual Property, shall include such Intellectual Property into the preexisting license agreement between the Sponsor and the Texas Tech University System at no additional cost, except for patent expenses. Inventions made solely by Sponsor's employees shall belong to Sponsor.

9.4 HSC shall promptly file and prosecute patent applications, using counsel of HSC's choice, after due consultation with Sponsor. HSC shall keep Sponsor advised as to all developments with respect to applications(s) and shall promptly supply copies of all papers received and filed in connection with the prosecution in sufficient time for Sponsor to comment. Sponsor's comments shall be taken into consideration. Sponsor shall reimburse Texas Tech University for all reasonable out-of-pocket costs incurred in connection with such preparation, filing, and prosecution of patent(s) within 30 days of receipt of a copy of the invoice.

9.5 Within nine (9) months of the filing date of a U.S. patent application, the Sponsor shall provide to HSC a written list of foreign countries in which applications should be filed. If Sponsor elects to discontinue financial support of any patent prosecution, in any country, the University shall be free to continue prosecution at its expense. In such event; HSC shall have no further obligation to Sponsor in regard to such patent applications or patents.

9.6 Copyright to copyrightable materials, including computer software, resulting from Project shall vest in HSC, with a royalty-free license to Sponsor for its non-commercial use. HSC shall grant Sponsor an option to license any such material(s) it wishes to develop for commercial purposes on reasonable terms and conditions, including a reasonable royalty, as the parties hereto agree in subsequent writing.

9.7 Sponsor understands that HSC must comply with the provisions of Bayh-Dole Act 37 CFR Part 401.

Article 10--Termination

10.1 Either party may terminate this Agreement upon (90) days prior written notice to the other; however, because of the nature of this Agreement neither party will terminate except for reasonable cause and the terminating party will give a full-explanation and allow the other party to cure the cause for termination.

10.2 In the event that either party hereto shall commit any material breach of or default in any term or conditions of this Agreement, and also shall fail to reasonably remedy such default or breach within sixty (60) days after receipt of written notice thereof; the non-breaching party may, at its option and in addition to any other remedies that it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect. Termination shall be effective as of the day of the receipt of such notice.

10.3 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement, except insofar as Sponsor's breach of contract for failure to make payments under Article 5 shall cause Sponsor to forfeit its rights under Article 9. The rights and obligations of Article 8 of this Agreement shall survive termination.

Article 11--Independent Contractor

11.1 In the performance of project, HSC shall be deemed to be and shall be an independent contractor.

11.2 Neither party hereto is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

Article 12--Indemnity

HSC is responsible for its own negligence, gross negligence, willful misconduct, or legal wrongdoing in any way connected with the performance of any work under this Agreement which results in claims or liabilities, penalties, costs or expenses. Sponsor is responsible for its own negligence, gross negligence, willful misconduct or legal wrongdoing in any way connected with the performance of any work under this agreement which results in claims or liabilities, penalties, costs or expenses. Sponsor shall fully indemnify and hold harmless HSC against all claims arising out of Sponsor's use, commercialization, or distribution of information, materials or products which result in whole or in part from the research performance pursuant to this Agreement. Sponsor will hold HSC harmless from any claims arising from third party claims that the work performed hereunder infringes third party intellectual property rights. HSC has no knowledge of any such claims.

Article 13--Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by overnight courier or by registered or certified envelope, post prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below or such other address as may hereafter be designated by notice in writing:

If to Sponsor:

Name/Title            Ghassan Nino                      Phone 972/948-4000
                      Interim CEO and VP Finance        FAX 972/701-8534
Address               15889 Preston Road, Suite 2006
City/State/Zip        Dallas, Texas 75248               E-mail:
                                                        GNINO@HEMOBIOTECH.COM

If to HSC:

Name/Title            Dr. Barbara C. Pence              Phone 806/743-2556
                      Associate VP for Research         FAX 806/743-2656
Address               Room 2B106
                      Health Sciences Center            E-mail:
                      Texas Tech University             BARBARA.PENCE@TTUHSC.EDU
City/State/Zip        Lubbock, Texas 79430

For Payment
Matters:

Name/Title            ___________________               Phone:  ________________
Address               ___________________               FAX:    ________________
Address               ___________________               E-Mail: ________________
City/State/Zip        ___________________

For Techical Issues:

Name/Title            Dr. Jan Simoni                    Phone:  806/743-2370
                      Research Assistant Professor      FAX:    806/743-2113
                      Surgery, Health Sciences Center
                      Texas Tech Universtiy
Address               3601 4th Street                   E-Mail:
City/State/Zip        Lubbock, Texas 79430            jan.simoni@ttmc.ttuhsc.edu


Notice given pursuant to this Article shall be effective as of the day of the receipt of notice.

Article 14--Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

Article 15--Dispute Resolution

Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty
(60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Texas and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of Texas or in the United States District Court for the District of Texas, to whose jurisdiction for such purposes HSC and Sponsor each hereby irrevocably consents and submits.

Article 16--General Provisions

16.1 NON-ASSIGNABILITY--The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

16.2 SEVERABILITY--If any provisions hereof is held unenforceable or void, the remaining provisions shall be enforced in accordance with their terms, provided that the provision at issue is not material to the overall purpose and operation of this Agreement.

16.3 ENTIRE AGREEMENT--This Agreement contains the entire agreement between the parties respecting the subject matter hereof, except for the prior license agreement between HemoBioTech, Inc., and the Texas Tech University System which is to be read in conjunction with this Agreement. Should processing of this Agreement require issuance of a purchase order or other contractual document, all terms and conditions of the other document are hereby deleted in entirety. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto.

16.4 EXPORT CONTROL REGULATIONS--Sponsor agrees that it shall comply with all applicable export control regulations of the United States of America. Sponsor shall be responsible for obtaining all information regarding such regulations that is necessary for Sponsor to comply with such regulations.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in duplicate as of the day and year first above written.

SIGNATURES

Texas Tech University Health Sciences Center

/s/ Barbara C. Pence
----------------------------------
By  Barbara C. Pence, Ph.D.

Title Associate VP for Research
      ----------------------------
Date  7/18/02
      ----------------------------

Sponsor

/s/ Ghassan Nino
----------------------------------

By

Title Interim CEO & CFO
      ----------------------------
Date  7/18/2002
      ----------------------------

                           MEMORANDUM OF UNDERSTANDING

       This Agreement, effective September 1, 2002, between Texas Tech University Health Sciences Center (hereinafter HSC) and HemoBioTech, Inc., having a principal place of business at 15889 Preston Road, Suite 2006, Dallas, Texas 75248.

       It is agreed as follows:

       GENERAL POINTS

       If HemoBioTech is successful in obtaining FDA approval of a blood substitute product, it will establish a $1.2M seed fund to support and commercialize other HSC ventures.

       Unless otherwise specifically stated below or in the Agreement of which this is a part, any costs and/or overhead owed by HemoBioTech would be accrued for one year and then paid by HemoBioTech to HSC.

       This Agreement, including any agreed upon extensions thereof, would last through the successful completion of Phase II clinical testing, subject to routine contract approval.

       It is HemoBioTech's present intent to headquarter in, and create its production facilities in Lubbock, Texas, and it is presently working with Market Lubbock to assure those events.

       SPECIFICS

       HemoBioTech would upgrade blood substitute production facilities at HSC to provide GMP facilities for Phase I and II clinical trial materials.

       HSC would have title to all equipment, except the bioreactor and associated filtration system, once a free standing production facility is built.

       HemoBioTech personnel would have free access to work in the production facility at HSC and would have access to analytical facilities at HSC, staff and equipment required to produce, test and certify the product.

       HSC employee, Dr. Jan Simoni, will perform services under this Agreement. HemoBioTech shall reimburse TTUHSC for that portion of Dr. Simoni's salary and 48% overhead allotted to work performed under this Agreement.

       HSC would allow HemoBioTech employee-researchers/technicians to be hired, paid for by HemoBioTech, to work in the Blood Substitute Laboratory at HSC.

       HSC would assist in recruiting and hiring at HemoBioTech expense Texas Tech System students to work as interns at HemoBioTech, such interns being paid by HemoBioTech on a current basis.

       HSC would allow HemoBioTech to conduct research funded by Federal and State Grants, should they be obtained, using HSC facilities and paying overhead. Any such research will be considered funded research and is subject to this Agreement and Memorandum of Understanding. Written agreements for HemoBioTech to use HSC facilities will be developed for these additional projects as necessary.

       HSC would work with HemoBioTech in obtaining federal and state grants for the purpose of advancing blood substitute related research development and manufacturing activities.

       FINANCIAL

       As stated above, costs are deferred for one year. Costs associated with Sponsor's use of equipment, supplies and services provided by HSC will be paid by Sponsor based on HSC's actual cost. Sponsor will pay overhead for the use of HSC personnel.

       Dr. Pence, Dr. Simoni and Ghassan Nino of HemoBioTech shall meet quarterly at HSC to review projected project expenses and agreement upon payments to be made by HemoBioTech to HSC, until such time as stable longer-term budgets can be generated.

       CONFLICT

       In the event of a conflict between this Memorandum of Understanding and the Sponsored Research Agreement to which it is attached, the terms of the Sponsored Research Agreement will govern.